Exhibit 4.2

NEXTEST SYSTEMS CORPORATION

INFORMATION AND REGISTRATION RIGHTS AGREEMENT

THIS INFORMATION AND REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of November 27, 2001, by and among Nextest Systems Corporation, a California corporation (the “Company”), and the persons listed on the attached Exhibit A who become signatories to this Agreement (collectively, the “Investors”).

RECITALS

A. The Company and the Investors have entered into a Series B Preferred Stock Purchase Agreement of even date herewith for sale by the Company and purchase by the Investors of the Company’s Series B Preferred Stock (the “Purchase Agreement”).

B. In connection with the purchase and sale of the Company’s Series B Preferred Stock pursuant to the Purchase Agreement, the Company and the Investors desire to provide for certain rights of the Investors.

THE PARTIES AGREE AS FOLLOWS:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.2 “Convertible Securities” shall mean the shares of Series B Preferred Stock purchased by the Investors pursuant to the Purchase Agreement.

1.3 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.4 “Form S-3” shall mean Form S-3 issued by the Commission or any substantially similar form then in effect.

1.5 “Holder” shall mean any holder of outstanding Registrable Securities which have not been sold to the public, but only if such holder is one of the Investors or an assignee or transferee of registration rights as permitted by Section 16.

1.6 “Initiating Holders” shall mean Holders who in the aggregate hold at least 50% of the Registrable Securities.

1.7 “Material Adverse Event” shall mean any change, event or effect that is materially adverse to the financial condition of the Company and its subsidiaries taken as a whole; provided, however, that the following shall not be taken into account in determining a “Material Adverse Event”: (a) any adverse change, event or effect that is directly attributable to conditions affecting the

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Information and Registration Rights Agreement

United States economy generally unless such conditions adversely affect the Company in a materially disproportionate manner, or (b) any adverse change, event or effect that is directly attributable to conditions affecting the Company’s industry generally, unless such conditions adversely affect the Company in a materially disproportionate manner.

1.8 The terms “Register”, “Registered”, and “Registration” refer to a registration effected by preparing and filing a registration statement on Form S-1, S-2 or S-3 in compliance with the Securities Act of 1933, as amended (“Registration Statement”), and the declaration or ordering of the effectiveness of such Registration Statement.

1.9 “Registrable Securities” shall mean all Common Stock not previously sold to the public and issued or issuable upon conversion or exercise of any of the Company’s Convertible Securities purchased by or issued to the Investors, including Common Stock issued pursuant to stock splits, stock dividends and similar distributions, and any securities of the Company granted registration rights pursuant to Section 15 of this Agreement.

1.10 “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 8 or 9 of this Agreement, including, without limitation, all federal and state registration, qualification, and filing fees, printing expenses, fees and disbursements of counsel for the Company and one special counsel for all Holders, Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

1.11 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.12 “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

2. Financial Statements and Reports to Shareholders. As long as an Investor (together with any affiliate) or Investors advised by the same investment advisor or its transferee holds not less than 800,000 shares of Convertible Securities of the Company (or an equivalent number of shares consisting of Registrable Securities issued upon conversion or exercise of the Convertible Securities of the Company or a combination of such Registrable Securities and such Convertible Securities), as adjusted for recapitalizations, stock splits, stock dividends and the like, the Company will deliver to such Investor as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, an audited consolidated balance sheet of the Company as of the end of such year and audited consolidated statements of income, which year-end financial reports shall be in reasonable detail and shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis for the period indicated and accompanied by the opinion of independent public accountants of nationally recognized standing selected by the Company.

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3. Additional Information. As long as an Investor (together with any affiliate) or Investors advised by the same investment advisor or its transferee holds not less than 800,000 shares of Convertible Securities of the Company (or an equivalent number of shares consisting of Registrable Securities issued upon conversion or exercise of the Convertible Securities of the Company or a combination of such Registrable Securities and such Convertible Securities), as adjusted for recapitalizations, stock splits, stock dividends and the like, the Company will deliver to such Investor:

(a) as soon as practicable after the end of each of the first three quarters of any fiscal year, and in any event within 45 days thereafter, consolidated balance sheets of the Company as of the end of such quarter, and consolidated statements of income and cash flow for such quarter and for the current fiscal year to date and variances from the Plan, prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the period indicated (other than for accompanying notes) and signed by the Chief Financial Officer or President of the Company certifying that they fairly and accurately present the financial condition and results of operation of the Company, subject to normal changes resulting from year-end audit adjustment;

(b) as soon as practicable after each month end during any fiscal year, and in any event within 30 days thereafter, unaudited financial statements, including current period and year-to-date financial information and variances from the Plan (as defined below);

(c) as soon as practicable following submission to and approval by the Board of Directors of the Company, but in no event later than 45 days after the end of each fiscal year, an operating budget and plan (the “Plan”) respecting the next fiscal year and a summary of such Plan together with any update of the Plan as such update is prepared;

(d) as soon as practicable, any revised versions of the Plan or any other business plan;

(e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 3 to provide information which it deems in good faith to be a trade secret or confidential information; and

(f) copies of material press releases, notification of filings by the Company of registration statements, notification of equity financings and major corporate events.

4. Inspection. The Company shall permit each Investor who holds at least 800,000 shares of Convertible Securities of the Company, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records, and to discuss the Company’s affairs, finances, and accounts with its officers, all at such reasonable times as may be requested by each such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4 to provide any information which it reasonably considers to be a trade secret or confidential information. Subject to Section 15, the rights of an Investor under this Section 4 may not be assigned as part of such

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Investor’s sale of any of the Registrable Securities or Convertible Securities except with the consent of the Company, which consent shall not be unreasonably withheld.

5. Investor Representation at Board Meetings. Each Investor holding at least 10% of the total number of Convertible Securities of the Company, shall have the right to receive notices (except with respect to previously unscheduled telephonic meetings) and minutes of each meeting of the Board as if such Investor were a director, and to designate one of its constituent partners to attend all Board meetings; provided, however, that such person may disclose or use any information made known by virtue of such notice, minutes, or attendance only to the extent consistent with the fiduciary obligations of a director of the Company, whether or not such person actually is a director.

6. Termination of Covenants. The covenants of the Company set forth in Sections 2, 3, 4, and 5 shall be terminated and be of no further force or effect immediately prior to the closing of the first public offering of the Common Stock of the Company that is effected pursuant to a Registration Statement filed with, and declared effective by, the Commission under the Securities Act.

7. Demand Registration.

7.1 Request for Registration on Form Other Than Form S-3. Subject to the terms of this Agreement, in the event that the Company shall receive from the Initiating Holders at any time after the earlier of (a) four years after the date of this Agreement or (b) twelve months after the closing of the Company’s initial public offering of shares of Common Stock pursuant to a Registration Statement, a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities on a form other than Form S-3 for an offering of at least 25% of the then outstanding Registrable Securities, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use all reasonable efforts to effect Registration of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within 20 days after written notice from the Company. The Company shall not be obligated to take any action to effect any such registration pursuant to this Section 7.1 (i) during the period starting with the date 60 days prior to the Company’s estimated date of filing, and ending on the date 120 days immediately following the effective date of a Registration pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) provided that the Company is employing all reasonable efforts in good faith to cause such Registration to become effective or (ii) after the Company has effected one such Registration pursuant to this Section 8.1 and such Registration has been declared effective.

7.2 Request for Registration on Form S-3. If a Holder or Holders of the outstanding Registrable Securities request that the Company file a Registration Statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of Registrable Securities the reasonably anticipated aggregate price to the public of which, net of Selling Expenses, would not be less than $1,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use all reasonable efforts to effect Registration of the Registrable Securities on such form; provided, however, that the Company shall not be required to

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effect more than one Registration pursuant to this Section 7.2 in any 12 month period. The substantive provisions of Section 7.5 shall be applicable to each Registration initiated under this Section 7.2.

7.3 Right of Deferral. Notwithstanding the foregoing, the Company shall not be obligated to file a registration statement pursuant to this Section 7:

(a) if the Company, within ten days of the receipt of the request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a Registration Statement with the Commission within 60 days of receipt of such request (other than to a Registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing all reasonable efforts to cause such Registration Statement to become effective;

(b) within 120 days immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); or

(c) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, then the Company’s obligation to use all reasonable efforts to file a Registration Statement shall be deferred for a period not to exceed 90 days from the receipt of the request to file such registration by such Holder; provided, however, that the Company shall not exercise the right contained in this paragraph (c) more than once in any 12 month period.

7.4 Registration of Other Securities in Demand Registration. Any Registration Statement filed pursuant to the request of the Initiating Holders under this Section 7 may, subject to the provisions of Section 7.5, include securities of the Company other than Registrable Securities.

7.5 Underwriting in Demand Registration.

(a) Notice of Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 7, and the Company shall include such information in the written notice referred to in Section 7.1 or 7.3. The right of any Holder to Registration pursuant to Section 7 shall be conditioned upon such Holder’s agreement to participate in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting.

(b) Inclusion of Other Holders in Demand Registration. If the Company, officers or directors of the Company holding Common Stock other than Registrable Securities, or holders of securities other than Registrable Securities, request inclusion in such Registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of such Registration, may, in their sole discretion, on behalf of all Holders, offer to any or all of the Company, such officers or directors, and such holders of securities other than Registrable Securities that

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Information and Registration Rights Agreement

such securities other than Registrable Securities be included in the underwriting and may condition such offer on the acceptance by such persons of the terms of this Section 7. If, however, the number of shares so included exceeds the number of shares of Registrable Securities included by all Holders, such Registration shall be treated as governed by Section 8 hereof rather than Section 7, and it shall not count as a Registration for purposes of Section 7.1 hereof.

(c) Selection of Underwriter in Demand Registration. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement with the representative (“Underwriter’s Representative”) of the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered by the Initiating Holders and agreed to by the Company with such consent not to be unreasonably withheld.

(d) Marketing Limitation in Demand Registration. If the Underwriter’s Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then (i) first, the Common Stock (other than Registrable Securities) held by officers or directors of the Company, (ii) second, the securities other than Registrable Securities, and (iii) third, the securities requested to be registered by the Company, shall be excluded from such Registration to the extent required by such limitation. If a limitation of the number of shares is still required, the Initiating Holders shall so advise all Holders and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in such Registration held by such Holders at the time of filing the Registration Statement. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 7.5(d) shall be included in such Registration Statement.

(e) Right of Withdrawal in Demand Registration. If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in such Registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the Underwriter’s Representative and the Initiating Holders delivered at least seven days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement.

8. Piggyback Registration.

8.1 Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, if the Company decides to Register any of its Common Stock (either for its own account or the account of a security holder or holders exercising their respective demand registration rights) on a form that would be suitable for a registration involving solely Registrable Securities, the Company will: (i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) include in such Registration (and

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any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within 20 days after delivery of such written notice from the Company.

8.2 Underwriting in Piggyback Registration.

(a) Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 8.1. In such event, the right of any Holder to Registration shall be conditioned upon such underwriting and the inclusion of such Holder’s Registrable Securities in such underwriting to the extent provided in this Section 8. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the Underwriter’s Representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 8.

(b) Marketing Limitation in Piggyback Registration. If the Underwriter’s Representative advises the Holders seeking registration of Registrable Securities pursuant to this Section 8 in writing that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriter’s Representative (subject to the allocation priority set forth in Section 8.2(c)) may:

(i) in the case of the Company’s initial Registered public offering, exclude some or all Registrable Securities from such registration and underwriting subject to subsection (c) below; and

(ii) in the case of any Registered public offering subsequent to the initial public offering, limit the number of shares of Registrable Securities to be included in such Registration and underwriting to not less than 25% of the securities included in such Registration subject to subsection (c) below.

(c) Allocation of Shares in Piggyback Registration. If the Underwriter’s Representative limits the number of shares to be included in a Registration pursuant to Section 8.2(b), the number of shares to be included in such Registration shall be allocated (subject to Section 8.2(b)) in the following manner: The shares (other than Registrable Securities) held by officers or directors of the Company shall first be excluded from such registration and underwriting to the extent required by such limitation. If a limitation of the number of shares is still required after such exclusion, the number of shares that may be included in the Registration and underwriting by selling shareholders shall be allocated among all other Holders thereof and other holders of securities (other than Registrable Securities) requesting and legally entitled to include such securities in such Registration, in proportion, as nearly as practicable, to the respective amounts of securities (including Registrable Securities) which

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Information and Registration Rights Agreement

such Holders and such other holders would otherwise be entitled to include in such Registration subject to subsection 8.2(b)(ii). No Registrable Securities or other securities excluded from the underwriting by reason of this Section 8.2(c) shall be included in the Registration Statement.

(d) Withdrawal in Piggyback Registration. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative delivered at least seven days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

9. Expenses of Registration. All Registration Expenses incurred in connection with one Registration pursuant to Section 7.1 and unlimited Registrations pursuant to Sections 7.2 and 8, shall be borne by the Company. All Registration Expenses incurred in connection with any other Registration, qualification, or compliance, shall be apportioned among the Holders and other holders of the securities so registered on the basis of the number of shares so registered. Notwithstanding the above, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 7 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (which Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to the demand Registration pursuant to Section 7; provided further, however, that if at the time of such withdrawal, the Holders have learned of a Material Adverse Event not known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 7. All Selling Expenses shall be borne by the holders of the securities Registered pro rata on the basis of the number of shares Registered.

10. Termination of Registration Rights. The rights to cause the Company to register securities granted under Sections 7 and 8 of this Agreement and to receive notices pursuant to Section 8 of this Agreement shall terminate, with respect to each Holder, on the earlier of (i) the date five years after the closing date of the Company’s initial public offering of securities pursuant to a Registration Statement, (ii) after the Company’s initial public offering of securities pursuant to a Registration Statement, upon such Holder holding less than 1% of the outstanding Common Stock of the Company and (iii) with respect to each Holder if such Holder is eligible to sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act within any three month period without volume limitations, or under Rule 144(k) thereunder.

11. Registration Procedures and Obligations. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable efforts to cause such Registration Statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for up to 180 days; for a

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Information and Registration Rights Agreement

registration statement pursuant to Section 8 herein, such registration statement shall be extended for a period of time equal to the period of time a holder refrains from selling at the request of an underwriter.

(b) Prepare and file as expeditiously as reasonably practicable and in any event within 90 days with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it is not so qualified or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for so long as such registration statement remains effective.

(g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(h) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a registration pursuant to this Agreement, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters (with a copy provided to each holder of Registrable Securities) in an underwritten public offering, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by

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Information and Registration Rights Agreement

independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters (with a copy provided to each holder of Registrable Securities).

(i) Cause all such Registrable Securities registered pursuant hereunder to be listed on a national securities exchange, and, following the Company’s initial public offering, on each such exchange on which similar securities issued by the Company are listed.

(j) Notify each seller of Registrable Securities under such registration statement of (i) the effectiveness of such registration statement, (ii) the filing of any post-effective amendments to such registration statement, or (iii) the filing of a supplement to such registration statement.

(k) Make available for inspection upon reasonable notice during the Company’s regular business hours by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all material financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement

12. Information Furnished by Holder. It shall be a condition precedent of the Company’s obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company such information regarding such Holder and the distribution proposed by such Holder or Holders as the Company may reasonably request.

13. Indemnification.

13.1 Company’s Indemnification of Holders. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, constituent partners members and affiliates, for the Holders, and each person controlling such Holder, within the meaning of Section 15 of the Securities Act, with respect to which Registration, qualification, or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all expenses, claims, losses, damages, liabilities, actions, proceedings, or settlements (joint or several) in respect thereof (collectively, “Damages”) to the extent such Damages arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification, or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation) by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance; and the Company will reimburse each such Holder, each of its officers, directors, constituent partners, members and affiliates, legal counsel and

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accountants, each such underwriter, and each person who controls any such Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 13.1 shall not apply to amounts paid in settlement of any such Damages if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any such case to the extent that any such Damages arise out of or are based upon any untrue statement or omission based upon written information furnished to the Company by such Holder, underwriter, or controlling person and stated to be for use in connection with the offering of securities of the Company.

13.2 Holder’s Indemnification of Company. To the extent permitted by law, each Holder will, severally, not jointly, if Registrable Securities held by such Holder are included in the securities as to which such Registration, qualification or, compliance is being effected pursuant to this Agreement, indemnify and hold harmless the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors, and constituent partners, and each person controlling such other Holder, within the meaning of Section 15 of the Securities Act against all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by such Holder of any rule or regulation promulgated under the Securities Act, Exchange Act, any state securities laws or any rule or regulation thereunder applicable to such Holder and relating to action or inaction required of such Holder in connection with any such registration, qualification, or compliance, and will reimburse the Company, such Holders, such directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending or settling any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in connection with the offering of securities of the Company, provided, however, that the indemnity contained in this Section 13.2 shall not apply to amounts paid in settlement of any such Damages if settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and provided, further, that each Holder’s liability under this Section 13.2 shall not exceed such Holder’s net proceeds from the offering of securities made in connection with such Registration.

13.3 Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 13 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 13, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim;

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provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Investors in conducting the defense of such action, suit, or proceeding by reason of recognized claims for indemnity under this Section 13, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 13, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section 13. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party a release from all liability in respect to such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

13.4 Contribution. If the indemnification provided for in this Section 13 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such Damages as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding anything to the contrary in this paragraph, a Holder’s contribution obligation shall not exceed the net proceeds received by a Holder.

13.5 Conflicts. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

13.6 Survival of Obligations. The obligations of the Company and Holders under this Section 13 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement or otherwise.

14. Limitations on Registration Rights Granted to Other Securities. From and after the date of this Agreement, the Company shall cause any holder or prospective holder of any securities

Nextest Systems Corporation

Information and Registration Rights Agreement

of the Company providing for the granting to such holder of any information or Registration rights to execute a counterpart of this Agreement, and upon execution by such additional parties and by the Company, shall be considered an Investor for all purposes of this Agreement. The additional parties and the additional Registrable Securities shall be identified in an amendment to Exhibit A hereto. Notwithstanding the foregoing, without the consent of the Holders of at least a majority of the Registrable Securities (on an as-converted basis) not resold to the public, the Company shall not grant any holders of securities of the Company registration rights which are senior to, or more favorable than, the rights of the Holders hereunder.

15. Transfer of Rights. The rights to information under Sections 2, 3, and 4, and the right to cause the Company to Register securities granted by the Company to the Investors under this Agreement may be assigned by any Holder to a transferee or assignee of any Convertible Securities or Registrable Securities not sold to the public acquiring at least 800,000 shares of such Holder’s Registrable Securities (equitably adjusted for any stock splits, subdivisions, stock dividends, changes, combinations or the like); provided, however, that (i) the Company must receive written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned, (ii) the transferee or assignee of such rights must not be a person deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor or potential competitor of the Company, and (iii) such transferee or assignee must agree to be bound by the terms and conditions of this Agreement. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of shares which must be transferred, any Holder may transfer such Holder’s Registration rights to such Holder’s constituent partners, shareholders, parents, children or spouse; provided, further that such limitation shall not apply to a transferee or assignee that is an Affiliate (as defined in Rule 12b-2 under the Exchange Act of 1934, as amended) of such Holder, without restriction as to the number or percentage of shares acquired by any such person or entity.

16. Market Stand-off. Each Holder hereby agrees that, if so requested by the Company and the Underwriter’s Representative (if any) in connection with the Company’s initial public offering, such Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any Registrable Securities held by the Holder for a specified period (not to exceed one hundred and eighty (180) days) following the effective date of the Company’s initial public offering; provided that all executive officers, directors, three percent (3%) security holders, and all other persons with registration rights enter into similar agreements. Furthermore, with respect to any shares of the Company offered or traded in the public market (including pursuant to the Company’s initial public offering or any market that may develop pursuant to Rule 144A promulgated under the Securities Act), Holders shall be permitted to acquire or dispose of any such shares without regard to such market standoff provision. In addition any release from the provisions of the market-standoff that may be granted by the underwriters shall be granted to all Holders on a pro rata basis. The terms of the market standoff may not be amended as to any investment company without the consent of such investment company.

Nextest Systems Corporation

Information and Registration Rights Agreement

17. No-Action Letter or Opinion of Counsel in Lieu of Registration; Conversion of Preferred Stock. Notwithstanding anything else in this Agreement, if the Company shall have obtained from the Commission a “no-action” letter in which the Commission has indicated that it will take no action if, without Registration under the Securities Act, any Holder disposes of Registrable Securities covered by any request for Registration made under this Section in the specific manner in which such Holder proposes to dispose of the Registrable Securities included in such request (such as including, without limitation, inclusion of such Registrable Securities in an underwriting initiated by either the Company or the Holders) and that such Registrable Securities may be sold to the public without Registration, or if in the opinion of counsel for the Company concurred in by counsel for such Holder, which concurrence shall not be unreasonably withheld, no Registration under the Securities Act is required in connection with such disposition and that such Registrable Securities may be sold to the public without Registration, the Registrable Securities included in such request shall not be eligible for Registration under this Agreement; provided, however, that any Registrable Securities not so disposed of shall be eligible for Registration in accordance with the terms of this Agreement with respect to other proposed dispositions to which this Section 17 does not apply. The Registration rights of the Holders of the Registrable Securities set forth in this Agreement are conditioned upon the conversion of the Registrable Securities with respect to which registration is sought into Common Stock prior to the effective date of the Registration Statement.

18. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the public;

(b) take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first Registration Statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first Registration Statement filed by the Company), the Securities Act, and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any

Nextest Systems Corporation

Information and Registration Rights Agreement

rule or regulation of the Commission which permits the selling of any such securities without Registration or pursuant to such form.

19. Miscellaneous.

19.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

19.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.3 Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

19.4 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission or electronic mail transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (i) if to the Company, as set forth below the Company’s name on the signature page of this Agreement, and (ii) if to an Investor, at such Investor’s address as set forth on Exhibit A, or at such other address as the Company or such Investor may designate by 10 days’ advance written notice to the other parties hereto.

19.5 Amendment of Agreement. Any provision of this Agreement may be amended only by a written instrument signed by the Company and by persons holding a majority of the Registrable Securities as defined in Section 1 of this Agreement (calculated on an as-converted basis); provided, however, that the market stand-off provisions set forth in Section 16 may not be amended as to any investment company registered under the Investment Company Act of 1940, as amended, without the prior written consent of such investment company.

19.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, in any respect, such provisions shall be automatically reformed so as to be enforceable while as nearly as possible preserving the original intent of the parties hereto.

19.7 Entire Agreement; Successors and Assigns. This Agreement constitutes the entire contract among the Company and the Investors relative to the subject matter hereof. Any previous agreement between the Company and any Investor concerning Registration rights is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successor, and assigns of the parties.

19.8 Rights. Unless otherwise expressly provided herein, a Holder’s rights hereunder are several rights, not rights jointly held with any other Holders.

Nextest Systems Corporation

Information and Registration Rights Agreement

19.9 Subsequent Closings. In the event the Company shall conduct subsequent sales of its Series B Preferred Stock pursuant to and in accordance with the terms of Section 1.2 of the Purchase Agreement, any holder of such shares of Series B Preferred Stock shall be deemed a Holder with all of the rights of a Holder under this Agreement; provided, however, that as a condition thereto such Holder and the Company shall execute a counterpart signature page to this Agreement.

19.10 Attorneys’ Fees. In the event that any suit or action is initiated to enforce any provision of this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

NEXTEST SYSTEMS CORPORATION

AMENDMENT NO. 1 TO

INFORMATION AND REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 to the INFORMATION AND REGISTRATION RIGHTS AGREEMENT (the “Amendment”) is made as of April 12, 2004 by and among Nextest Systems Corporation, a California corporation (the “Company”), and the persons and entities listed on the attached Exhibit A (collectively, the “Investors”).

RECITALS

A. In connection with the sale by the Company of its Series B Preferred Stock, the Company and the Investors entered into that certain Information and Registration Rights Agreement dated as of November 27, 2001 (the “Rights Agreement”).

B. Section 19.5 of the Rights Agreement provides that the Rights Agreement may be amended by a written instrument signed by the Company and by persons holding a majority of the Registrable Securities, calculated on an as-converted basis.

C. In connection with the proposed initial Registered public offering of the Company’s Common Stock, the Investors and the Company wish to amend the Rights Agreement as set forth herein.

THE PARTIES AGREE AS FOLLOWS:

1. Terms not defined in this Amendment shall have the meaning set forth in the Rights Agreement.

2. Except as set forth in this Amendment, the Rights Agreement shall remain in full force and effect.

3. Section 8.1 of the Rights Agreement shall be amended and restated to read in its entirety as follows:

“8.1 Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, if the Company decides to Register any of its Common Stock (either for its own account or the account of a security holder or holders exercising their respective demand registration rights) on a form that would be suitable for a registration involving solely Registrable Securities, the Company will: (i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws), and (ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within 20 days after delivery of such written notice from the Company or within 10 days after delivery of such written notice from the Company in the case of the Company’s initial Registered public offering.”

4. Section 8.2(c) of the Rights Agreement shall be amended and restated to read in its entirety as follows:

“(c) Allocation of Shares in Piggyback Registration. If the Underwriter’s Representative limits the number of shares to be included in a Registration pursuant to Section 8.2(b), the number of shares to be included in such Registration shall be allocated (subject to Section 8.2(b)) in the following manner: The shares (other than Registrable Securities) held by officers or directors of the Company shall first be excluded from such registration and underwriting to the extent required by such limitation. If a limitation of the number of shares is still required after such exclusion, the number of shares that may be included in the Registration and underwriting by selling shareholders shall be allocated among all other Holders thereof and other holders of securities (other than Registrable Securities) requesting and legally entitled to include such securities in such Registration, in proportion, as nearly as practicable, to the respective amounts of securities (including Registrable Securities) which such Holders and such other holders would otherwise be entitled to include in such Registration subject to subsection 8.2(b)(ii); provided, however, that notwithstanding any provision to the contrary in this Agreement, including without limitation this Section 8, the following shareholders of the Company or their affiliates (the “Selling Shareholders”) may sell in the Company’s initial Registered public offering up to the number shares of the Company Common Stock indicated below opposite their names:

Selling Shareholders	Number of Shares
Atmel Corporation	500,000
Jim Moniz	61,607
Juan Benitez	13,575
Greg Kannall	85,513
Eugene White	10,000

In such event, provided that the Underwriter’s Representative advises the Company that some Registrable Securities should be excluded from participating in the Company’s initial Registered public offering due to market factors, then the Selling Shareholders may participate in the Company’s initial Registered offering to the extent indicated above notwithstanding that Registrable Securities held by the Holders, other than the Selling Shareholders, shall not be entitled to participated in the Company’s initial Registered offering. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 8.2(c) shall be included in the Registration Statement.”

5. This Amendment shall be effective when executed by the Company and by persons holding a majority of the Registrable Securities, calculated on an as-converted basis.

6. This Amendment, together with the Rights Agreement, and the documents referenced herein and therein, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

7. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall constitute an original but all of which shall constitute one and the same instrument.